Exhibit 99.1

Company Contact:

Mark L. Weinstein, President & CEO

Ted I. Kaminer, CFO

Tel: (267) 757-3000

Porter, LeVay & Rose, Inc.

Linda Decker, VP - Investor Relations

Tel: (212) 564-4700

Tom Gibson, VP – Media Relations

Tel: (201) 476-0322

FOR IMMEDIATE RELEASE

BIO-IMAGING TECHNOLOGIES ANNOUNCES FIRST QUARTER 2007

FINANCIAL RESULTS

NEWTOWN, PA, May 2, 2007 — Bio-Imaging Technologies, Inc. (“Bio-Imaging”) (NASDAQ: BITI) today announced its financial results for the quarter ended March 31, 2007.

Financial highlights for the first quarter 2007 include:

•	Service revenues increased 20.9% to $8.8 million for first quarter 2007 as compared to $7.2 million for first quarter 2006.

•	Operating income for first quarter 2007 was $502,000 compared to operating loss of $194,000 for first quarter 2006.

•	Net income for first quarter 2007 was $395,000, or $0.03 per fully diluted share, versus a net loss of $56,000, or $0.01 per fully diluted share, for first quarter 2006.

•	Backlog increased 26.2% to $77.6 million, as of March 31, 2007, as compared to $61.5 million as of March 31, 2006.

Mark L. Weinstein, President and Chief Executive Officer of Bio-Imaging, said, “We continue to experience strong year-over-year operating results both in terms of service revenue and operating income. First quarter service revenue of $8.8 million represented a 20.9% year-over-year increase and fully diluted earnings per share of $0.03 starts us off with a profitable quarter versus a loss of $0.01 per fully diluted share during the first quarter of 2006. Based on the strength of our backlog and the positive trends in service revenue and operating income, we are reiterating our full year 2007 guidance of service revenue in the range of $36-$38 million and earnings per share of $0.12 to $0.16.”

First quarter 2007 results include CapMed revenue of $134,000 and operating expenses of $514,000. Mr. Weinstein remarked, “Our hybrid model of providing our personal health record product in three form factors; a USB Healthkey, a desktop application and an online portal model, is attracting a great deal of attention in the marketplace. We believe that combining our multiple form factors with a strong interoperability component is positioning us as a strong potential partner for large employers, payors and hospitals. We are currently working on pilot projects to test various scenarios in search of the best sustainable revenue model. Once the results of these pilot projects are analyzed, we believe there will be larger follow-on projects for CapMed.”

Mr. Weinstein added, “First quarter results include two months of the acquisition of Theralys SA which was completed in February 2007. Theralys strengthens our capabilities in the areas of central nervous system disorders (“CNS”) and Neurovascular diseases, including stroke, secondary prevention drugs, multiple sclerosis and dementia, including Alzheimer’s disease (AD). We are encouraged by the favorable response we have received from our initial marketing of these capabilities to our existing pharmaceutical and biotech clients.”

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Mr. Weinstein concluded, “We are pleased that we are continuing on a profitable trend and are looking forward to strengthening our operating results as 2007 progresses.”

Management of Bio-Imaging Technologies, Inc. will host a conference call today at 11:00 A.M. EDT to discuss the company’s financial results and achievements. Those who wish to participate in the conference call may telephone (888) 335-6674 from the US or (973) 321-1100 for international callers, passcode #8728298 approximately 15 minutes before the call. There will be a simultaneous webcast under “Investor Relations” at www.bioimaging.com. A digital replay will be available by telephone for two weeks and may be accessed by dialing (877) 519-4471, from the US, or (973) 341-3080, for international callers, passcode #8728298. The replay will also be available for two weeks under “Investor Relations” at www.bioimaging.com.

Bio-Imaging Technologies, Inc. is a healthcare contract service organization providing services that support the product development process of the pharmaceutical, biotechnology and medical device industries. The Company has specialized in assisting its clients in the design and management of the medical-imaging component of clinical trials since 1990. Bio-Imaging serves its clients on a global basis through its US Core Lab in Newtown, PA, its European Core Lab in Leiden, The Netherlands and its recent acquisition of Theralys SA in Lyon, France. Through its CapMed division, Bio-Imaging provides the Personal HealthKey™ technology and the Personal Health Record (PHR) software allowing patients to better monitor and manage their health care information. Copies of Bio-Imaging Technologies’ press releases and other information may be obtained through Bio-Imaging’s web site at www.bioimaging.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the consummation and the successful integration of current and proposed acquisitions, the timing of projects due to the variability in size, scope and duration of projects, estimates made by management with respect to the Company’s financial results, backlog, critical accounting policies, regulatory delays, clinical study results which lead to reductions or cancellations of projects, and other factors, including general economic conditions and regulatory developments, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance. You should review the Company’s filings, especially risk factors contained in the Form 10-K and the recent form 10-Q.

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BIO-IMAGING TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	For the Three Months Ended
	3/31/07	3/31/06
Service revenues	8,760	7,243
Reimbursement revenues	2,316	2,067

Total revenues	$11,076	$9,310

Costs and expenses:
Cost of revenues	7,542	6,685
General & admin. expenses	1,472	1,371
Sales & marketing expenses	1,560	1,448

Total cost and expenses	10,574	9,504

Income (loss) from operations	502	(194)

Interest income – net	156	100

Income (loss) before taxes	658	(94)
Income tax (provision) benefit	(263)	38

Net income (loss)	395	(56)

Basic income (loss) per share	$0.03	$(0.01)

Weighted average number of shares - basic	11,467	11,180

Diluted income (loss) per share	$0.03	$(0.01)

Weighted average number of shares – diluted	12,657	11,180

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BIO-IMAGING TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands)

(unaudited)

ASSETS

	March 31, 2007	December 31, 2006
Current assets:
Cash and cash equivalents	$13,907	$16,166
Accounts receivable	6,041	5,481
Prepaid expenses and other current assets	1,196	1,237
Deferred income taxes	1,968	2,211

Total current assets	23,112	25,095

Property & equipment net	6,701	5,908
Intangibles & goodwill	6,700	2,228
Deferred income taxes	273	273
Other assets	635	520

Total assets	$37,421	$34,024

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,962	$1,720
Accrued expenses and other current liabilities	3,112	3,335
Deferred revenue	11,355	9,367
Current maturities of capital lease obligations	370	455

Total current liabilities	16,799	14,877

Long-term capital lease obligations	41	97
Other liability	579	208

Total liabilities	17,419	15,182

Stockholders’ equity:
Common stock -	3	3
Additional paid-in capital	23,646	22,864
Accumulated other comprehensive gain	—	17
Foreign currency translation adjustment	1	—
Accumulated deficit	(3,648)	(4,042)

Total stockholders’ equity	20,002	18,842

Total liabilities & stockholders’ equity	$37,421	$34,024

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BIO-IMAGING TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	For the Three Months Ended
	03/31/07	03/31/06
Cash flows from operating activities:
Net loss	395	(56)
Adjustments to reconcile net income to net cash provided by Operating activities:
Depreciation and amortization	533	548
Provision (benefit) for deferred income taxes	316	(38)
Bad debt provision	—	(3)
Stock based compensation expense	75	84
(Gain) loss on foreign currency options	(10)	19
Changes in operating assets and liabilities:
Decrease in accounts receivable	(249)	(146)
Decrease (increase) in prepaid expenses and other current assets	6	(196)
(Increase) decrease in other assets	(106)	45
Decrease in accounts payable	(85)	(246)
Decrease in accrued expenses and other current liabilities	(457)	(357)
Increase in deferred revenue	1,762	1,732
Increase in other liabilities	5	4

Net cash provided by operating activities	$2,185	$1,390

Cash flows from investing activities:
Purchases of property and equipment	(842)	(449)
Net cash paid for acquisition	(3,567)	—

Net cash used in investing activities	$(4,409)	$(449)

Cash flows from financing activities:
Payments under equipment lease obligations	(141)	(228)
Premiums paid for foreign currency options	—	(14)
Proceeds from exercise of stock options	106	14

Net cash used in financing activities	$(35)	$(228)

Net increase in cash and cash equivalents	(2,259)	713
Cash and cash equivalents at beginning of period	16,166	10,554

Cash and cash equivalents at end of period	$13,907	$11,267

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